Hines
News Release

For Immediate Release	For Further Information Contact:
April 25, 2006	George Lancaster, Hines
(713) 966-7676
george_lancaster@hines.com
HINES REIT ACQUIRES 321 NORTH CLARK IN CHICAGO
(CHICAGO, IL) — Hines, the international real estate firm, announced today that Hines Real Estate Investment Trust, Inc. (Hines REIT) has acquired 321 North Clark from a venture between an institutional investor advised by JPMorgan Chase and Hines. The 35-story, 897,000-square-foot office building is located in Chicago’s central business district. Hines is the sponsor of Hines REIT, and is responsible for the management and leasing of its assets.
     Designed by the Chicago office of Skidmore, Owings & Merrill, 321 North Clark was completed in 1987. The tower is approximately 94 percent leased to tenants including the American Bar Association, Foley & Lardner LLP and Mesirow Financial.
     “We believe that 321 North Clark will further enhance the Hines REIT portfolio with the building’s quality tenancy and proximity to Chicago’s vibrant downtown district,” said Charles Hazen, president of Hines REIT.
     Hines REIT is a Houston-based public real estate investment trust sponsored by Hines. Hines REIT commenced operations in November 2004 and primarily invests in institutional-quality office properties located in the United States. Including this acquisition, Hines REIT currently owns interests in 17 office properties located in Chicago, Dallas, Houston, Miami, New York, Sacramento, San Diego, San Francisco, San Mateo, Seattle and Washington D.C. For additional information about Hines REIT, please see www.hinesreit.com.
     Hines is a fully integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing or disposition services for over 49 years. With offices in 68 U.S. cities and 14 foreign countries, and controlled assets valued at approximately $12.5 billion, Hines is one of the largest real estate organizations in the world. Access www.hines.com for more information on Hines.
Statements in this news release, including but not limited to those relating to intentions, beliefs, expectations, projections, plans or predictions, including effects and results of the acquisition and other statements that are not historical facts are forward looking statements that are based on current expectations and assumptions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks associated with property acquisitions, changes in general economic and real estate market conditions, interest rate fluctuations, competition, dependence on tenants’ financial condition, dependence on Hines and other risks described in the “Risk Factors” section of Hines REIT’s Registration Statement on Form S-11 and its other filings with the Securities and Exchange Commission.